Exhibit 99.1


For Release    Immediate

Contacts (News Media) Tony Zehnder, Corporate Communications 312.396.7086 (Investors) Scott Galovic, Investor Relations 317.817.3228



                Conseco Files 10-K and sets earnings release date

Carmel, Ind., March 28, 2008: Conseco, Inc. (NYSE:CNO) announced today that it has filed its annual report on Form 10-K for the year ended December 31, 2007 with the Securities and Exchange Commission.


The reported net loss applicable to common stock for 2007 was $194.0 million, compared to the $210.1 million estimated by the company in its March 17, 2008 preliminary results. The reported net loss applicable to common stock for the fourth quarter of 2007 was $71.5 million, compared to the earlier $72.2 million estimate.


Conseco will issue its fourth quarter 2007 earnings release after the market closes on Monday, March 31, 2008. The company will host a conference call to discuss results at 8:30 a.m. Eastern Daylight Time on Tuesday, April 1, 2008.


The webcast of the conference call can be accessed through the Investors section of the company's website as follows: http://investor.conseco.com. Listeners should go to the website at least 15 minutes before the event to register, download and install any necessary audio software.


Conseco's annual report on Form 10-K is available through the company's website at www.conseco.com. In addition, shareholders may receive a hard copy of the annual report (including audited financial statements) free of charge upon request made through our website, by telephone to (317) 817-2893 or in writing to Conseco, Inc. Investor Relations, 11825 N. Pennsylvania St., Carmel, IN 46032.


Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.




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